SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549




                            FORM 8-K



                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of

               The Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)   March 9, 1998


                          DANAHER CORPORATION
          (Exact name of registrant as specified in its charter)


                 DELAWARE             1-8089         59-1995548
     (State or other jurisdiction   (Commission   (IRS  Employer
            of incorporation)   File Number)   Identification No.)


       1250 24th Street, N.W.   Washington, D.C.    20037
       (Address of principal executive offices)   (Zip Code)


     Registrant's telephone number, including area code  202-828-0850



          (Former name or former address, if changed since last report.)
Item 2.   Acquisition of Assets

          On March 9, 1998, Danaher Corporation acquired controlling interest (100% ownership will be completed in 1998) of Pacific Scientific Company. The total cost of acquisition will be approximately $420 million, inclusive of acquisition costs. The acquisition will be accounted for as a purchase.

          Pacific Scientific is a California corporation with its principal executive offices located at 620 Newport Center Drive, Newport Beach, CA 92660. The following description of the Company's business has been taken from Pacific Scientific's 1996 10-K.

          Pacific Scientific has two major business segments: (i)
     Electrical Equipment and (ii) Safety Equipment.

          Pacific Scientific is in the business of designing, manufacturing and selling electrical equipment and safety equipment.

          Nearly half of the Company's sales consists of electric motors, drives and controls. These electric motors and controls are sold primarily to original equipment manufacturers who incorporate them into a wide variety of products. Pacific Scientific motors are used in factory automation, medical, printing, plastic extrusion and molding, paper converting, vending, textile, aerospace, fitness and many other types of equipment.

          Safety equipment includes mainly fire detection and suppression equipment, crew restraints, flight control and pyrotechnic devices. Safety equipment is sold mainly in the aviation and aerospace industry. The Company also provides worldwide sales, service and repair of its products for airlines and other users of its safety equipment.

          The Company has sales offices, representatives and distributors in most industrial areas of the world. Approximately 28% of the Company's sales are made to customers outside the U.S. The Company is headquartered in California and has factories in Arizona, California, Georgia, Massachusetts, Maryland, Oregon, South Carolina, England, Germany and Mexico.


     Item 7.   Exhibits

          (a) Attachment 1 contains financial statements of Pacific Scientific as specified under Rule 3.05(b)
               1.   Years ended December 31, 1997, 1996 and 1995

          (b) Attachment 2 contains pro-forma financial statements and explanatory notes as per Article 11.









                           SIGNATURES

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              DANAHER CORPORATION



                              By:  /s/ C. Scott Brannan
                                   C. Scott Brannan
                                   Vice President and Controller




                      Pro Forma Income Statement
                     Year Ended December 31, 1997
                        (amounts in thousands)

                    Danaher      PSX        Adj.    Combined
  Net Revenues       2,050,968   310,460             2,361,428
  Cost of Sales      1,382,475   210,468      (800)F 1,592,143
  SG&A                 401,608    77,884     7,800 G   487,292
  Other                    --      4,892    (4,892)B       --
  Total operating
    expenses         1,784,083   293,244     2,108   2,079,435
  Operating profit     266,885    17,216    (2,108)    281,993
  Interest (income)
    expense, net        13,104     1,578    25,000 H    39,682
  EBIT                 253,781    15,638   (27,108)    242,311
  Income taxes          98,975     6,359   (10,833)I    94,501
  Net earnings         154,806     9,279   (16,275)    147,810


                        Pro Forma Balance Sheet
                        As of December 31, 1997
                        (amounts in thousands)

                         DHR       PSX       Adj.    Combined
  Assets
  Current Assets:
  Cash and cash
    equivalents         33,317     1,903   (25,000)D    10,220
  A/R, net             322,600    50,774               373,374
  Total inventories    209,416    46,529     2,000 A   257,945
  Prepaids & other      53,006    16,602                69,720
  Total current
     assets            618,339   115,808   (23,000)    711,259
  PP&E                 335,223    50,466               385,689
  Other assets          72,739     6,772                79,511
  Excess of cost over
     net assets        853,416    31,343   313,238 C 1,197,997
  Total Assets       1,879,717   204,389   290,238   2,374,456

  Current Liabilities:
  N/P-current           35,527                          35,527
  A/P                  135,190    16,560               151,750
  Accrues expenses     353,518    17,368               370,886
  Total current
     liabilities       524,235    33,928       --      558,163
  Other liabilities    275,881     2,797               278,790
  L/T debt             162,720    62,902   395,000 D   620,622
  Stockholder's equity:                                    --
  Common stock             643    12,461   (12,461)E       643
  APIC                 336,109     7,146    (7,146)E   336,109
  Retained earnings    655,692    84,681   (84,681)E   655,692
  Cum. foreign
     trans. adj.        (6,122)      474      (474)E    (6,122)
  Treasury stock       (69,441)      --                (69,441)
  Total stockholder's
     equity            916,881   104,762  (104,762)    916,881
  Total liability &
     s/h equity      1,879,717   204,389   290,238   2,374,456

          EXPLANATORY NOTES TO PRO-FORMA FINANCIAL STATEMENTS

  (A)     Represents an increase in inventory amounts to fair value.

  (B) Represents the elimination of a nonrecurring transaction associated with a business divestiture.

  (C)     Represents the excess of cost over net assets of Pacific Scientific
            Company.

  (D) Represents reduction of cash and borrowings necessary to complete the transaction.

  (E)     Represents elimination of historical equity balances for Pacific
            Scientific.

  (F) Represents the effects to the inventory adjustments discussed in item (A) above and the change in depreciation associated with establishing new values and useful lives for the acquired fixed assets.

  (G) Represents amortization of the excess of cost over net assets of Pacific Scientific.

  (H) Represents interest associated with the additional borrowings discussed in item (D) above.

  (I) Represents an adjustment to reflect an appropriate effective tax rate.